As filed with the Securities and Exchange Commission on September 14, 2012

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

SUNSHINE HEART, INC.

(Exact name of registrant as specified in its charter)

Delaware	68-0533453
(State of incorporation)	(IRS Employer Identification No.)

12988 Valley View Road

Eden Prairie, MN 55344

 (Address of Principal Executive Offices) (Zip Code)

SUNSHINE HEART, INC. SECOND AMENDED AND RESTATED

2011 EQUITY INCENTIVE PLAN

(Full title of the plan)

Copy to:

David Rosa	Jonathan R. Zimmerman
Chief Executive Officer	Faegre Baker Daniels LLP
Sunshine Heart, Inc.	2200 Wells Fargo Center
12988 Valley View Road	90 South Seventh Street
Eden Prairie, MN 55344	Minneapolis, MN 55402-3901
(952) 345-4200	(612) 766-7000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share(2)		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share
Sunshine Heart, Inc. Second Amended and Restated 2011 Equity Incentive Plan
Reserved for future grants	1,032,741 shares	(3)	$8.67	(4)	$8,953,864.40	$1,026.11
Issued and outstanding	767,259 shares	(5)	$8.67	(4)	$6,652,135.50	$762.34

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Registrant.

(2)          Estimated solely for the purpose of calculating the amount of the registration fee.

(3)          As described in the Explanatory Note in this registration statement, the number of shares of common stock, par value $0.0001 per share (“Common Stock”) registered hereby consists of 1,032,741 shares being registered for the first time pursuant to the Sunshine Heart, Inc. Second Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”), which are available for future grants under the 2011 Plan.

(4)          Computed in accordance with Rule 457(h) and 457(c) of the Securities Act of 1933. Such computation is based on the average of the high and low sale prices per share of the Registrant’s Common Stock as quoted on the Nasdaq Capital Market on September 12, 2012.

(5)          Represents 767,259 shares of common stock subject to outstanding awards under the 2011 Plan as of August 18, 2011.

SUNSHINE HEART, INC.

EXPLANATORY NOTE

The stockholders of Sunshine Heart, Inc. (the “Registrant”) approved the 2011 Plan on August 18, 2011 (the “Effective Date”) and approved amendments to the 2011 Plan on August 9, 2012.  As provided in the 2011 Plan, 1,800,000 shares of Common Stock (the “New Shares”) are available for issuance thereunder.  The number of shares of Common Stock available for issuance under the 2011 Plan will be increased by the number of shares subject to awards (made under the 2011 Plan or that were outstanding under the 2002 Stock Plan on the Effective Date) that are forfeited or lapse unexercised.  The Registrant’s authority to grant new awards under the 2002 Stock Plan terminated upon stockholder approval of the 2011 Plan on the Effective Date. The purpose of this registration statement is to register the New Shares.

Under the Jumpstart our Business Startups Act, we qualify as an “emerging growth company.” We therefore incorporate the scaled disclosure required of an emerging growth company in this Form S-8.

Part II—Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents of Sunshine Heart, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) are incorporated in this Registration Statement by reference:

(1)          The final prospectus filed pursuant to Rule 424(b)(4) (Registration No. 333-182727) on August 10, 2012;

(2)          All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since February 14, 2012 (except for information furnished and not filed with the Commission in a Current Report on Form 8-K); and

(3)          The description of the Company’s Common Stock contained in the Registration Statement on Form 10 (Registration No. 001-35312) filed pursuant to Section 12(b) on September 30, 2011 and all amendments thereto.

All reports and other documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for information furnished and not filed with the Commission in a Current Report on Form 8-K) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company’s certificate of incorporation limits the liability of the Company’s directors to the fullest extent permitted by Delaware law.  Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•breach of their duty of loyalty to the Company or the Company’s stockholders;

•act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law; or

•transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

The Company’s bylaws provide that it will indemnify and advance expenses to its directors and officers to the fullest extent permitted by law or, if applicable, pursuant to indemnification agreements. The bylaws further provide that the Company may choose to indemnify its other employees or agents from time to time. Subject to certain exceptions and procedures,   the Company’s bylaws also require it to advance to any person who was or is a party, or is threatened to be made a party, to any proceeding by reason of the person’s service as one of the Company’s directors or officers all expenses incurred by the person in connection with such proceeding.

Section 145(g) of the Delaware General Corporation Law and the Company’s bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether the Company’s bylaws permit indemnification. The Company maintains a directors’ and officers’ liability insurance policy.

The Company entered into indemnification agreements with each of its directors and executive officers that provide, in general, that the Company will indemnify them to the fullest extent permitted by law in connection with their service to the Company or on its behalf and, subject to certain exceptions and procedures, that the Company will advance to them all expenses that they incur in connection with any proceeding to which they are, or are threatened to be, a party.

At present, there is no pending litigation or proceeding involving any of the Company’s directors or officers as to which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

See the Exhibit Index following the signature page.

Item 9. Undertakings

(a)           The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on September 14, 2012.

SUNSHINE HEART, INC.

By:	/s/ Jeffrey Mathiesen
Name:	Jeffrey Mathiesen
Title:	Chief Financial Officer

We, the undersigned officers and directors of Sunshine Heart, Inc., hereby constitute David Rosa and Jeffrey Mathiesen, as the true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Sunshine Heart, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Rosa	President, Chief Executive Officer and Director	September 14, 2012
David Rosa	(principal executive officer)

/s/ Jeffrey Mathiesen	Chief Financial Officer	September 14, 2012
Jeffrey Mathiesen	(principal financial and accounting officer)

/s/ Paul Buckman	Director	September 14, 2012
Paul Buckman

/s/ Geoffrey Brooke	Director	September 14, 2012
Geoffrey Brooke

/s/ Nicholas Callinan	Director	September 14, 2012
Nicholas Callinan

/s/ John Erb	Director	September 14, 2012
John Erb

/s/ Mark Harvey	Director	September 14, 2012
Mark Harvey

/s/ William Peters	Director	September 14, 2012
William Peters

/s/ Donal O’Dwyer	Director	September 14, 2012
Donal O’Dwyer

/s/ Gregory Waller	Director	September 14, 2012
Gregory Waller

EXHIBIT INDEX

Exhibit	Description	Manner of Filing
4	Specimen Certificate representing shares of common stock of the Registrant	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 10 (Registration No. 001-35312), filed with the SEC on September 30, 2011
5.1	Opinion of Faegre Baker Daniels LLP	Filed Electronically
23.1	Consent of Faegre Baker Daniels LLP	Included in Exhibit 5.1
23.2	Consent of Ernst & Young LLP	Filed Electronically
24	Powers of Attorney	Included with Signatures
99.1	Sunshine Heart, Inc. Second Amended and Restated 2011 Equity Incentive Plan	Incorporated by reference to Appendix A to the Definitive Proxy Statement (Registration No. 001-35312), filed with the SEC on July 27, 2012
99.2	Form of Incentive Stock Option Grant Notice and Agreement under Sunshine Heart, Inc. Amended and Restated 2011 Equity Incentive Plan	Incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form 10 (Registration No. 001-35312), filed with the SEC on September 30, 2011
99.3	Form of Senior Management Stock Option Grant Notice and Senior Management Option Agreement under Sunshine Heart, Inc. Amended and Restated 2011 Equity Incentive Plan	Incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form 10 (Registration No. 001-35312), filed with the SEC on September 30, 2011